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                                   EXHIBIT 99


                                                                  NEWS RELEASE
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Contact:    Ben C. Bryant, Jr.                       Gary E. McCarter
            President and                            Chief Financial Office
            Chief Executive Officer                  901-754-6577
            901-754-6577


MEMPHIS, Tennessee (August 28, 1998) - SCB Computer Technology, Inc. (Nasdaq/NM:SCBI) today announced record results for its first quarter ended July 31, 1998. Revenues for the first quarter increased 66% to $35.5 million compared with $21.3 million a year ago. Earnings for the quarter increased 35% to $2.4 million, or $0.10 per share (diluted), before a $0.06 per share non-recurring charge to settle the Tennessee Valley Authority (TVA) billing matter, compared with $1.8 million, or $0.08 per share (diluted), for the first quarter ended July 31, 1997. Net income for the quarter ended July 31, 1998, after the $0.06 per share non-recurring charge to settle the TVA billing matter, was $0.09 million, or $0.04 per share (diluted). All per share amounts reflect the three-for-two stock split effected in September 1997 and the two-for-one stock split effected in April 1998.

         The Company has booked a reserve of $1,900,000 in the first quarter in anticipation of the settlement of the TVA billing matter as discussed below. In addition, in connection with the resignation of an officer of the Company, SCB will book a one-time expense for payments related thereto of approximately $800,000 in the second fiscal quarter, with noncompete payments to such former officer (aggregating approximately $980,000) being amortized ratably over future periods.

         Commenting on the results, Ben C. Bryant, Jr., president and chief executive officer, said, "SCB continues to focus on its higher margin information technology (IT) consulting, outsourcing services and enterprise resource planning (ERP) business. During our first quarter, SCB received several important contracts in these areas as well as contracts that support our strategy of expanding our long-term relationships with existing clients. Contracts awarded in the first quarter included those with the Commonwealth of Kentucky, and the States of Alabama, Georgia and Arkansas. We also expanded our Consulting Partnership with BaaN Software in the first quarter by becoming one of their select customization specialists. We continue to enhance our relationships with other Tier 1 ERP vendors to take maximum advantage of the opportunities within our expanding client base."

         Bryant went on to say, "In addition, we strengthened our organizational and regional structure in the first quarter by appointing two members of our senior management team to positions which have specific responsibilities in the areas of our higher margin business and regional infrastructure. We also opened our sixth regional office located in Phoenix, Arizona, and established our fourth Emerging Technology Center (ETC) in Dallas, Texas. The ETCs have exceeded our expectations and are being used primarily to provide clients with offsite


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development and outsourcing services as well as being used for ongoing training of our professionals. Our current plan calls for opening additional ETCs in Atlanta and New York."

         The Company also announced that it has reached a tentative agreement with the United States Attorney for the Western District of Tennessee and the TVA to settle on a civil basis all claims against the Company relating to the TVA billing matter. The Company is in the process of negotiating with the government regarding the amount of the civil settlement, which it anticipates will occur before 1998 calendar year end. Pending completion of such negotiations with the government, the government has indicated that its investigation into the TVA matter is over and that the Company will have no liability, criminal or civil, beyond the amount of the civil settlement with the TVA. The Company also understands that Steve N. White, formerly an officer and director of the Company, will plead guilty to a single charge of submitting false claims aggregating less than $10,000 relating to TVA expense billings.

         Bryant commented, "Although we regret the problems on this engagement, we are pleased to be able to put the investigation behind us, subject to finalizing the agreement. It is important to understand that the TVA engagement was completed over two-and-a-half years ago when we were still a private, closely held company. SCB has since undergone a thorough review of its contract procedures and implemented new controls designed to improve the administration of our contracts and compliance with their terms. These measures include instituting a formal code of conduct and compliance program and designating a corporate compliance officer, strengthening our employee training, and establishing a quality assurance program. Thankfully, we have closed this chapter in our company's history and believe we have emerged from the process as a stronger company.

         Mr. White has resigned from his positions with the Company. In conjunction with his resignation, the Company has entered into certain agreements with Mr. White relating to a five-year noncompete, the cancellation of his in-the-money SCB stock options, restrictions on future sales of SCB common stock, and a full release of SCB.

         The Company also announced that it has rescheduled its 1998 Annual Meeting of Shareholders to November 3, 1998, for shareholders of record as of September 15, 1998.

         Certain statements contained in this press release and related statements by management may be deemed to be forward-looking statements. These forward-looking statements involve a number of risks and uncertainties including the Company's ability to negotiate a definitive settlement with the government on terms described herein, the tax and accounting treatment for the related payments, and other risks described in the Company's filing with the Securities and Exchange Commission. The Company undertakes no obligation to update this forward-looking information, except as required by law.

         SCB Computer Technology is a leading provider of information technology
(IT) management and technical services through six U.S. regional operations, four subsidiaries and its corporate services groups to Fortune 500 companies, state and local governments and other large organizations. The Company's services primarily consist of (1) IT CONSULTING, including evaluation, design and re-engineering of computer systems, management, quality assurance and technical direction for IT projects, network planning and implementation as well as functional



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expertise and training; (2) OUTSOURCING, including system development and integration, maintenance, data center management, help desk and technical services, remote processing, computer hardware sales and leasing, and Y2K compliance services; (3) ENTERPRISE RESOURCE PLANNING (ERP) services, which include planning and evaluation, systems analysis and administration, implementation and functional support; and (4) PROFESSIONAL STAFFING, which involves providing skilled IT staff on an as needed-basis.



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